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                                                                    EXHIBIT 99.1


                                                                          Sumida
                                                       Sumida Electric Co., Ltd.
                                     3-6-3 Nihombashi Ningyoucho, Chuo-ku, Tokyo
                                                                  103-8589 Japan

News Release

                                                                    July 2, 1999

Sumida Electric Co., Ltd.
Office of the President


                    SUMIDA ELECTRIC ANNOUNCES ACQUISITION OF
                  C.P. CLARE'S ELECTROMAGNETIC GROUP OPERATIONS


Sumida Electric Co., Ltd. (Tokyo; Shigeyuki Yawata, President and CEO) and C.P. Clare Corporation (Beverly, Massachusetts; Arthur Buckland, President, CEO, and Chairman of the Board of Directors) have reached a basic agreement under which Sumida Electric will acquire C.P. Clare's Electromagnetic Group (Clare EMG, Inc.).

Sumida Electric has agreed to purchase Clare EMG's shares from C.P. Clare. The acquisition price is anticipated to be approximately US$36 million. The net asset value of Clare EMG, Inc. is approximately US$20 million, and the annual revenue of this business unit is approximately US$55 million. Sumida Electric and C.P. Clare have signed the acquisition agreement as of July 2, 1999 and expect to complete the acquisition in early August.

The agreement is part of Sumida Electric's strategy for growth as a full-fledged, local player with a manufacturing base and sales network in the sizeable NAFTA marketplace. With the acquisition of Clare EMG, Inc., its high-quality, low-cost Guadalajara, Mexico factory, which produces such products as electromagnetic components, relays, and surge protectors, will enable Sumida Electric to expand its presence in global markets. By leveraging Clare EMG, Inc.'s established market leadership, Sumida Electric will be well positioned in both North American and European markets.



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According to Shigeyuki Yawata, President and CEO of Sumida Electric, "We take special pride in this opportunity to acquire the well-established, core operations and American tradition of such a respected NASDAQ company as C.P. Clare. This move will really let us go global."

Sumida intends to continue the business of EMG in North America in substantially the same form with the same management.

"We are very excited to have found a partner with the international status of Sumida Electric," said Arthur Buckland, C.P. Clare's President, CEO, and Chairman of the Board. "The consummation of this transaction will further our objective of focusing C.P. Clare on our core high-voltage semiconductor business, while providing us with a prominent strategic partner in Asia."

Sumida Electric President and CEO Shigeyuki Yawata added, "This strategic acquisition represents a major step toward our goal of becoming a truly global corporation. For Sumida, this acquisition is more than a means to tap growing markets overseas, but also a chance to significantly strengthen our global operations. While not required by Japanese regulations, our policy is to disclose the company's financial results in accordance with US GAAP requirements. We believe that our commitment to financial disclosure will contribute to enhancing shareholder value."

SUMIDA ELECTRIC CO., LTD.

Sumida Electric Co., Ltd., is a leading manufacturer and innovator of coils and other electronic components. Headquartered in Japan, Sumida Electric manufactures all of its products outside Japan and sells most of products overseas as well. Sumida Electric is principally active in the fields of coils for IT, communications, and mobile systems and for such strategic components as Anti-Lock Braking Systems (ABS) for major automotive OEM customers. Including its group companies based in Southeast Asia, Sumida Electric currently has approximately 8,000 employees. With annual revenues of US$187 million in 1998, Sumida Electric trades on the Second Section of the Tokyo Stock Exchange (TSE) under the TSE code 6817.

C.P. CLARE CORPORATION

C.P. Clare Corporation is a leader in the design and manufacture of high-voltage analog circuits. The company's products enable communications by providing the critical interface between high-voltage electrical signals and the low-voltage electronics that process those signals. Leading manufacturers of data communications, telecommunications, and industrial equipment around the world rely on CPCL for semiconductors and specialized electronic



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components. C.P. Clare trades on the NASDAQ exchange under the symbol CPCL and had annual revenues of US$144 million for the fiscal year ending March 1999.

For further information contact:
Public Relations - Akita, Ouchi, Koizumi
Tel: 03-3667-3381
Fax: 03-3667-3454